Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date is between SILICON VALLEY BANK, a California corporation (“Bank”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (FAX (408) 654-1099) and ACTIVE POWER, INC., a Delaware corporation (“Borrower”), with its principal place of business at 2128 W Braker Lane BK 12, Austin, TX 78758 (FAX (512) 836-4511), amends and restates the terms of that certain Amended and Loan and Security Agreement by and between Bank and Borrower dated as of October 31, 2008, as amended from time to time (the “Original Agreement”), and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Financing of Accounts.

(a) Availability.

(i) Subject to the terms of this Agreement, so long as no Advances with respect to Aggregate Eligible Receivables are outstanding, Borrower may request that Bank finance specific Eligible Accounts and Eligible Purchase Orders. Bank may, in its good faith business discretion, finance such Eligible Accounts and Eligible Purchase Orders by extending credit to Borrower in an amount equal to the result of the applicable Advance Rate multiplied by the face amount of the Eligible Account or Eligible Purchase Order. Bank may, in its sole discretion, change the Advance Rate for a particular Eligible Account and/or Eligible Purchase Order on a case by case basis.

(ii) Subject to the terms of this Agreement, so long as no Advances with respect to Eligible Accounts and/or Eligible Purchase Orders are outstanding pursuant to Section 2.1.1(a)(i), and provided that a Streamline Period is in effect, Borrower may request that Bank finance Eligible Accounts and Eligible Purchase Orders on an aggregate basis (the “Aggregate Eligible Receivables”). Bank may, in its good faith business discretion, finance Aggregate Eligible Receivables by extending credit to Borrower in an amount equal to the result of (i) the applicable Advance Rate for Eligible Accounts multiplied by the face amount of that portion of the Aggregate Eligible Receivables that constitutes Eligible Accounts plus (ii) the applicable Advance Rate for Eligible Purchase Orders multiplied by the face amount of that portion of the Aggregate Eligible Receivables that constitutes Eligible Purchase Orders. Bank may, in its sole discretion, change the Advance Rate for the Aggregate Eligible Receivables on a case by case basis.

(iii) Any extension of credit made pursuant to the terms of subsections (i) or (ii) above shall hereinafter be referred to as an “Advance”. When Bank makes an Advance, the Eligible Account, Eligible Purchase Order, or Aggregate Eligible Receivable each become a separate “Financed Receivable”.

(iv) On the Effective Date, Bank shall make a single Advance to Borrower which shall refinance all Indebtedness owing from Borrower to Bank pursuant to the Original Agreement.

(v) For sake of clarity, Borrower may not have Advances based upon Eligible Accounts and/or Eligible Purchase Orders outstanding at the same time that Advances based upon Aggregate Eligible Receivables are outstanding.

(b) Maximum Advances. The aggregate amount of all Advances outstanding at any time may not exceed the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or (B) the applicable Advance Rate multiplied by the face amount of Eligible Accounts and Eligible Purchase Orders plus the Inventory Availability Amount less the sum of all outstanding Advances and Inventory Advances, less the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), less the amount of any Cash Management Services. The aggregate amount of Advances made with respect to Eligible Foreign Accounts shall not exceed Five Million Dollars ($5,000,000) at any time. The aggregate amount of Advances made with respect to Eligible Purchase Orders shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time. If, at any time, the outstanding Credit Extensions exceed the foregoing limitations, Borrower shall immediately pay such excess to Bank.

(c) Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by an accounts receivable aging, a purchase order report and a Borrowing Base Certificate in the form attached hereto as Exhibit D, with respect to requests for Advances based upon Aggregate Eligible Receivables (with the amount of such Aggregate Eligible Receivables to be calculated as of the last day of the most recent Reconciliation Period), or by invoices, with respect to requests for Advances based upon Eligible Accounts and Eligible Purchase Orders. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal. In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to such Eligible Account or Eligible Purchase Order.

(d) Credit Quality; Confirmations. At any time when a Streamline Period is not in effect (or, if a Streamline Period is in effect, at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may, at its option, conduct a credit check of the Account Debtor for each Account or Purchase Order requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account or Purchase Order. At any time when a Streamline Period is not in effect, or, if a Streamline Period is in effect at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts or the Purchase Orders (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e) Accounts Notification/Collection. At any time when a Streamline Period is not in effect (or, if a Streamline Period is in effect, at any time when Advances are outstanding or have been requested pursuant to Section 2.1.1(a)(i)), Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account or Purchase Order.

(f) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(g) Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts and Eligible Purchase Orders hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

In addition, at any time when a Streamline Period is not in effect, any and all Advances made by Bank thereafter shall be made by Bank in its sole discretion in each instance, and Bank shall have no commitment or obligation to finance any Accounts or Purchase Orders during such time. Accordingly, there shall not be any recourse to Bank, nor liability of Bank, on account of any delay in Bank’s making of, and/or any decline by Bank to make, any loan or advance requested hereunder.

2.1.2 Inventory Sublimit.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Inventory Advances to Borrower not exceeding the lesser of (i) the Inventory Sublimit or the (ii) Inventory Availability Amount. Inventory Advances may be repaid and, prior to the Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. Interest with respect to Inventory Advances shall be due and payable on the first (1st) day of each month. The Inventory Sublimit terminates on the Maturity Date, when the principal amount of all Inventory Advances, the unpaid interest thereon, and all other Obligations relating to the Inventory Sublimit shall be immediately due and payable.

(c) Interest Rate for Inventory Sublimit. The Financed Inventory Balance shall accrue interest at a per annum rate equal to (i) one and one half percent (1.50%) above the Prime Rate at all times when a Streamline Period is in effect and (ii) three and five eighths percent (3.625%) above the Prime Rate at all times when a Streamline Period is not in effect. Notwithstanding the foregoing, at Bank’s election upon the occurrence and during the continuance of an Event of Default, the Inventory Advances shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto. Payment or acceptance of the increased interest rate provided in this Section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.1.3 Letters of Credit Sublimit.

(a) Bank shall, at Borrower’s request, issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. At all times when a Streamline Period is in effect, the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (I) One Million Five Hundred Thousand Dollars ($1,500,000), minus the sum of all amounts used for Cash Management Services, or (II) the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or (B) the applicable Advance Rate multiplied by the face amount of Eligible Accounts and Eligible Purchase Orders plus the Inventory Availability Amount minus the sum of all outstanding Advances and Inventory Advances and any amounts used for Cash Management Services. At all times when a Streamline Period is not in effect, the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed One Million Five Hundred Thousand Dollars ($1,500,000), minus the sum of all amounts used for Cash Management Services and any amounts in excess thereof must be cash secured pursuant to subsection (b) below.

(b) If, on (i) the Maturity Date, (ii) the effective date of any termination of this Agreement or (iii) the date any Streamline Period ceases to be in effect, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for

Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.4 Cash Management Services Sublimit. Borrower may use Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed (I) when a Streamline Period is in effect, the lesser of (A) One Million Five Hundred Thousand Dollars ($1,500,000), minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (B) the lesser of (x) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or (z) the applicable Advance Rate multiplied by the face amount of Eligible Accounts and Eligible Purchase Orders plus the Inventory Availability Amount minus the sum of all outstanding principal amounts of any Advances and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (II) when a Streamline Period is not in effect, Five Hundred Thousand Dollars ($500,000), minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and must be cash secured pursuant to the following sentence. If, on (i) the Maturity Date, (ii) the effective date of any termination of this Agreement or (iii) the date any Streamline Period ceases to be in effect, there are any outstanding Cash Management Services in use, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Cash Management Services then in use, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Cash Management Services.

2.1.5 Aggregate Advance Limits. Notwithstanding the foregoing and any other provisions of this Agreement to the contrary, the aggregate amount of Advances made with respect to Eligible Purchase Orders plus the aggregate amount of Inventory Advances shall not exceed the gross face amount of Financed Receivables that constitute Eligible Accounts at any time.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1 Collections. When a Streamline Period is not in effect, Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if an Event of Default has occurred and is continuing, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7.

2.2.2 Facility Fee. A fully earned, non-refundable facility fee of Fifty Seven Thousand Five Hundred Dollars ($57,500) is due upon execution of this Agreement and a fully earned, non-refundable facility fee of Sixty Two Thousand Five Hundred Dollars ($62,500) is due upon the first anniversary of the execution of this Agreement (the “Facility Fees”).

2.2.3 Finance Charges. In computing Finance Charges on the Obligations under this Agreement (other than Inventory Advances), all Collections received by Bank shall be deemed applied by Bank on account of the Obligations (i) three (3) Business Days after receipt of the Collections when a Streamline Period is not in effect or (ii) on the same day as receipt of Collections when a Streamline Period is in effect. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. If a Streamline Period is in effect, the Finance Charge for all Eligible Accounts and Eligible Purchase Orders is payable on the first day of each month. If a Streamline Period is not in effect, the Finance Charge is payable (i) with respect to an Eligible Account, when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof and (ii) with respect to an Eligible Purchase Order, upon the earlier of (a) such Eligible Purchase Order becoming an Eligible Account or otherwise ceasing to be an Eligible Purchase Order or (b) the date one hundred twenty (120) days after the date of such Eligible Purchase Order. Upon the occurrence and during the continuance of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective at Bank’s election upon the occurrence of such Event of Default. In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank in such Reconciliation Period. Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.2.4 Collateral Handling Fee. During any month when a Streamline Period is not in effect at all times, Borrower will pay to Bank a collateral handling fee equal to one twentieth of one percent (0.05%) per month of the Financed Receivable Balance for each Financed Receivable that constitutes an Eligible Account outstanding based upon a 360 day year (the “Collateral Handling Fee”). This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding applicable Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations (i) three (3) Business Days after receipt of the Collections when a Streamline Period is not in effect or (ii) on the same day as receipt of Collections when a Streamline Period is in effect. At Bank’s election, after an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.2.5 Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, Financed Inventory, all Collections, Adjustments, Finance Charges, Collateral Handling Fee and the Facility Fee. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.6 Deductions. Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.7 Lockbox; Account Collection Services.

(a) Borrower shall direct each domestic Account Debtor to remit payments with respect to domestic Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational on the Effective Date.

(b) Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, if a Streamline Period is in effect, on the same day of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, if a Streamline Period is not in effect, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts (other than Collections with respect to Financed Receivables) in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

(c) Borrower and Guarantor shall direct each foreign Account Debtor to remit payments with respect to foreign Accounts to a blocked account established with RBS that Bank controls (the “RBS Account”). It will be considered an immediate Event of Default if the RBS Accounts is not set-up and operational on the Effective Date. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, if a Streamline Period is in effect, on the same day of receipt (or as agreed to by Borrower and Bank) of such amounts by Bank, Bank will turn over to Borrower or Guarantor the proceeds of such Accounts. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, if a Streamline Period is not in effect, within three (3) days of receipt (or as agreed to by Borrower and Bank) of such amounts by Bank, Bank will turn over to Borrower or Guarantor the proceeds of such Accounts (other than Collections with respect to Financed Receivables) in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs Bank may apply the proceeds of such Accounts to the Obligations.

2.2.8 Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.3 Repayment of Obligations; Adjustments.

2.3.1 Repayment. If a Streamline Period is in effect, Borrower will repay each Advance on the Maturity Date. If a Streamline Period is not in effect, Borrower will repay each Advance on the earliest of: (a) the date on which payment is credited by the Bank for the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account or an Eligible Purchase Order, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account or an Eligible Purchase Order), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (e) the Maturity Date (including any early termination), or (f) with respect to Financed Receivables that were Eligible Purchase Orders, the day one hundred twenty (120) days from the date of the Purchase Order. Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder. Borrower may prepay any Advances hereunder at any time without premium or penalty.

2.3.2 Repayment on Event of Default. When an Event of Default has occurred and is continuing, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances and Inventory Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding, each Inventory Advance then outstanding and all accrued Finance Charges, Collateral Handling Fee, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.3 Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.3.4 Adjustments. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment, Borrower issues a credit memorandum, or any of the representations and warranties in Sections 5.3 and/or 5.11 or covenants in this Agreement are no longer true in all material respects with respect to any Financed Receivable or Financed Inventory, Borrower will promptly advise Bank.

2.4 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (a) following the occurrence and during the continuance of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) at all times when a Streamline Period is not in effect, (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s agreement to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(b) a Second Amended and Restated Intellectual Property Security Agreement;

(c) Perfection Certificate by Borrower;

(d) Account Control Agreement/ Investment Account Control Agreement;

(e) evidence satisfactory to Bank that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(f) payment of the fees and Bank Expenses then due and payable;

(g) Certificate of Foreign Qualification (if applicable);

(h) Certificate of Good Standing/Legal Existence; and

(i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. Bank’s agreement to make each Credit Extension, including the initial Credit Extensions, is subject to the following:

(a) receipt of (i) with respect to requests for Advances, the Advance Request and Invoice Transmittal, or (ii) with respect to the request for Inventory Advances, timely receipt of an executed Invoice Transmittal;

(b) Bank shall have (at its option), if a Streamline Period is not in effect, conducted the confirmations and verifications as described in Section 2.1.1 (d);

(c) each of the representations and warranties in Section 5.3 shall be true on the date of the Advance Request and Invoice Transmittal, as applicable, and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5.3 remain true; and

(d) each of the representations and warranties in Section 5 (other than Section 5.3) shall be true in all material respects on the date of the Advance Request and Invoice Transmittal, as applicable, and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 (other than Section 5.3) remain true in all material respects.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be a first priority security interest in the Collateral, subject only to Permitted Liens. If Borrower shall at any time, acquire a commercial tort claim, with a value in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Advances has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except for filings in connection with Bank’s security interest and for such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to or has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. To the best of Borrower’s knowledge, the Accounts are bona fide, existing obligations of the Account Debtors. All Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with a value in excess of One Hundred Thousand Dollars ($100,000) to a bailee, then such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Without prior consent from Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a) Such Financed Receivable is an Eligible Account or an Eligible Purchase Order;

(b) Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c) The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d) With respect to Eligible Accounts, payment of the amount financed is not contingent on any obligation or contract and Borrower has fulfilled all its obligations to receive such payment as of the Advance Request and Invoice Transmittal date;

(e) Each Financed Receivable is based on an actual Purchase Order or sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower that have been disclosed to Bank in writing.

(g) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i) Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary which could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.8 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required material tax returns and reports, and Borrower and each Subsidiary have timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional material taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Eligible Inventory. For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of raw materials or finished goods, in good, new, and commercially re-sellable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (e) is located at the address set forth in Section 10 hereof or another address where Bank has obtained a Landlord Consent or Bailee Agreement from the owner thereof

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and, except in a transaction permitted under Section 7.3, all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower and each of its Subsidiary’s operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (provided that delivery of such reports may be made by providing Bank an electronic link to such filings); (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) prompt notice of knowledge of an event that materially adversely affects the value of the Intellectual Property Collateral; (vi) as soon as available, but not later than December 31 of each year, annual financial projections submitted to Borrower’s board of directors; (vii) as soon as available, but not later than sixty (60) days after the end of each calendar year, annual financial projections approved by Borrower’s board of directors and (viii) such other budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower shall be obligated to pay for not more than two (2) audits per year. After the occurrence and during the continuance of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

(d) Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e) Provide Bank with, as soon as available, but no later than thirty (30) following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, an inventory report, a Deferred Revenue Report and a report of Purchase Orders in form acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than (i) thirty (30) days following the last day of each month when a Streamline Period is not in effect or (ii) fifteen (15) days after the fifteenth (15th) and last day of each month when a Streamline Period is in effect, a Borrowing Base Certificate in the form attached hereto as Exhibit C.

(g) Immediately upon a Streamline Period terminating, provide Bank with a current aging of Accounts and Purchase Orders and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and Eligible Purchase Order and an Advance Request and Invoice Transmittal with respect to each such Account and Purchase Order.

6.3 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured .All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a security interest. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5 Accounts. To permit Bank to monitor Borrower’s financial performance and condition, Borrower, shall maintain all of Borrower’s domestic depository and operating accounts at Bank and all of Borrowers’ securities accounts with Bank or Bank’s affiliates. Guarantor shall maintain depository and operating accounts at Bank or Bank’s affiliates which shall represent a percentage of Guarantor’s GBP excess funds agreed upon by Borrower and Bank. Guarantor shall at all times maintain the RBS Account at RBS.

6.6 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims with respect to Inventory that involve more than One Hundred Thousand Dollars ($100,000).

6.7 Liquidity. Borrower shall maintain at all times, to be tested as of the last day of each month, a ratio of (i) unrestricted cash, cash equivalents and marketable securities plus Eligible Accounts to (ii) all Indebtedness owing from Borrower to Bank of not less than 1.25 to 1.00.

6.8 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property, subject to Permitted Liens. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office, subject to Permitted Liens; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property, subject to Permitted Liens.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1 Dispositions. Convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

7.2 Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if any Key Person ceases to hold such offices with Borrower and both (a) Borrower does not provide notice thereof to Bank within five (5) Business Days and (b) such key Person is not replaced by Borrower’s board of directors within one hundred twenty (120) days or (ii) permit or suffer any Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational type from a corporation to another entity type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that a (i) Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7 Transactions with Affiliates. Enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries or between any Subsidiaries that is not otherwise prohibited by this Agreement, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, and (iii) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business.

7.8 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Section 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, or 6.8 or violates any covenant in Section 7;

(b) Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could result in a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of fifteen (15) days after the entry thereof (provided that no Advances will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement, intercreditor agreement, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of the agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) Guarantor does not perform any material obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to Guarantor, or (d) the liquidation, winding up, or termination of existence of Guarantor;

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction which could reasonably be expected to result in a Material Adverse Change.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i) Demand and receive possession of Borrower’s Books; and

(j) Exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided by the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Protective Payments. If Borrower fails to obtain insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or by any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable effort to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and the Code regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as set forth above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number provided at the beginning of this Agreement. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower agrees to indemnify, defend, and hold Bank and its officers, directors, employees, agents, attorneys or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties, so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates that have agreed to the terms of this provision; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13 DEFINITIONS

13.1 Definitions. In this Agreement:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance and shall also include, with respect to Purchase Orders, Borrower’s customers for such Purchase Orders.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1.

“Advance Rate” is (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor and (ii) with respect to Eligible Purchase Orders, fifty percent (50.0%).

“Advance Request and Invoice Transmittal” shows Eligible Accounts, Eligible Purchase Orders and/or Aggregate Eligible Receivables, which Bank may finance, and (a) with respect to requests for Advances based upon Eligible Accounts and Eligible Purchase Orders, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number, and (b) with respect to requests for Advances based upon Aggregate Eligible Receivables, includes (i) the current outstanding amount of Advances made based upon Aggregate Eligible Receivables, and (ii) the amount of Aggregate Eligible Receivables available to be financed.

“Affiliate” of any Person is a Person that owns ten percent (10%) or more of or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Eligible Receivables” is defined in Section 2.1.1.

“Applicable Rate” is (A) for Advances made with respect to Eligible Accounts a per annum rate equal to the Prime Rate plus one and one half percent (1.50%) and (B) for Advances made with respect to Eligible Purchase Orders a per annum rate equal to (I) the Prime Rate plus one and one quarter percent (1.25%) when a Streamline Period is not in effect or (II) the Prime Rate plus two percent (2.00%) when a Streamline Period is in effect.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose nomination for election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, in each case, either by specific vote or by approval of a proxy statement issued by Borrower on behalf of its entire Board of Directors in which such individual is named as nominee for director) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan

Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.4.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Credit Extension” is any Advance, Inventory Advance, Letter of Credit, amount utilized for Cash Management Services or any other extension of credit by Bank for Borrower’s benefit.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, if a Streamline Period is not in effect, confirmed in accordance with Section 2.1.1 (d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts billed and payable outside of the United States, other than Eligible Foreign Accounts;

(c) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(d) At all times when a Streamline Period is in effect, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five (35%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(f) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(i) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(j) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(k) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(l) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(m) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent of the chargeback, unless it is determined invalid and subsequently collected by Borrower);

(n) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(o) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(p) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Eligible Foreign Accounts” are Accounts of Guarantor which are billed and payable in the United Kingdom from Accounts Debtors located in the United States or the United Kingdom, but that are otherwise Eligible Accounts, and that are Accounts in which Bank has a perfected, first priority security interest.

“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.11 and is otherwise acceptable to Bank in all respects but specifically excluding finished flywheels and excluding any Inventory relating to a Financed Purchase Order.

“Eligible Purchase Orders” are Purchase Orders aged less than one hundred twenty (120) days received by Borrower in the ordinary course of Borrower’s business that are approved by Bank in Bank’s sole discretion but specifically excluding any Purchase Orders which include Inventory for which Bank has made an Inventory Advance; an Eligible Purchase Order stops being a Eligible Purchase Order upon the earliest of the following: (i) such Eligible Purchase Order becomes an Eligible Account (in which case such Eligible Purchase Order remains a Financed Receivable) (ii) Bank determines in its sole discretion that such Eligible Purchase Order no longer qualifies as an Eligible Purchase Order, or (iii) one hundred twenty (120) days elapses from the date of such Eligible Purchase Order.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Facility Amount” is Fifteen Million Six Hundred Twenty Five Thousand Dollars ($15,625,000).

“Facility Fees” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Inventory” is all Eligible Inventory which Bank finances and makes an Inventory Advance, as set forth in Section 2.1.2.

“Financed Inventory Balance” is the total net principal amount of Inventory Advances made with respect to any Financed Inventory.

“Financed Purchase Order Balance” is (i) at all times when a Streamline Period is not in effect the total outstanding gross face amount, at any time, of any Financed Receivable which is an Eligible Purchase Order and (ii) at all times when a Streamline Period is in effect the total net principal amount of Advances made with respect to any Financed Receivable which is an Eligible Purchase Order.

“Financed Receivables” are those Eligible Accounts and those Eligible Purchase Orders, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is (i) at all times when a Streamline Period is not in effect the total outstanding gross face amount, at any time, of any Financed Receivable which is an Eligible Account and (ii) at all times when a Streamline Period is in effect the total net principal amount of Advances made with respect to any Financed Receivable which is an Eligible Account.

“Foreign Currency” means lawful money of a country other than the United States.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.2.8.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including Active Power Solutions Limited (UK).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” is defined in the IP Agreement.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Inventory Advance” or “Inventory Advances” means an advance (or advances) under the Inventory Sublimit.

“Inventory Advance Rate” is, with respect to Eligible Inventory, fifty percent (50.0%).

“Inventory Availability Amount” is the lesser of (i) the Inventory Advance Rate multiplied by the forced liquidation value of all Eligible Inventory or (ii) Three Million Five Hundred Thousand Dollars ($3,500,000).

“Inventory Sublimit” is an Inventory Advance or Inventory Advances in an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts and Eligible Purchase Orders which Bank may finance and, for each such Eligible Account or Eligible Purchase Order, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number or Purchase Order number (as applicable).

“IP Agreement” is that certain Second Amended and Restated Intellectual Property Security Agreement executed and delivered by Borrower to Bank.

“Key Person” means each of Borrower’s Chief Executive Officer and Chief Financial Officer.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.3.

“Letter of Credit Application” is defined in Section 2.1.3(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.3(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the UK Secured Guaranty Documents, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

“Lockbox” is defined in Section 2.2.7.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is August 5, 2012.

“Minimum Finance Charge” is Ten Thousand Dollars ($10,000).

“Net Cash” is unrestricted cash, cash equivalents and marketable securities held at Bank or in the RBS Account.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Perfection Certificate” is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank;

(b) Subordinated Debt;

(c) Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness secured by Permitted Liens;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness existing at Closing and disclosed on the Perfection Certificate;

(g) Intercompany Indebtedness otherwise permitted under clause (ix) of the definition of Permitted Investments; and

(h) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (a) through (g) above.

“Permitted Investments” are: (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through Bank. (v) Investments existing on the date hereof and disclosed on the Perfection Certificate, (vi) Investments consisting of (A) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed One Hundred Fifty Thousand Dollars ($150,000) outstanding at any time and (B) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors, (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (viii) Investments accepted in connection with transfers permitted under Section 7.1, (viii) Investments consisting of notes receivable of, or prepaid royalties from and other credit obligations of, customers, suppliers and debtors of Borrower, who are not Affiliates, in the ordinary course of business, (ix)(A) Investments by Borrower in any Guarantor or any Guarantor in Borrower or another Guarantor and (B) Investments by Borrower or a Guarantor in any Subsidiary that is not a Guarantor in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year, (x) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower, (xi) Investments consisting of foreign deposit accounts in which Bank has a perfected security interest, and (xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

(f) Liens existing at Closing and disclosed in the Perfection Certificate;

(g) Liens securing Subordinated Debt;

(h) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable;

(i) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(j) Bankers’ liens, rights of setoff and similar Liens incurred on deposits or securities accounts made in the ordinary course of business to the extent Bank has a security interest in such accounts; and

(k) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the greater of (i) four percent (4.00%) or (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Purchase Orders” are committed orders from Borrower’s customers to provide such customers with Borrower’s products or services for which there is a supporting contract or statement of work and for which there is no Financed Inventory.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“RBS Account” is defined in Section 2.2.7.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person.

“Streamline Period” means any period of time during which Borrower maintained Net Cash of at least Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) at all times for at least thirty (30) consecutive days.

“UK Secured Guaranty Documents” is those certain (i) charge over shares; (ii) guarantee and debenture; (iii) board resolutions for Guarantor in respect of the guarantee and debenture; (iv) shareholder resolutions of Guarantor in respect of the guarantee and debenture, (v) officer’s certificate in relation to the charge over shares and (vi) any other document required to be executed by Borrower and/or Guarantor in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ACTIVE POWER, INC.

By:	/s/ John Penver
Name: John Penver
Title: Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ Krista Hall
Name: Krista Hall
Title: Relationship Manager
Effective Date: August 5, 2010

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include more than 65% of the voting securities of any Subsidiary that is not organized under the laws of the United States or any of its states, other than a Guarantor.

1

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of ACTIVE POWER, INC. (“Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account or an Eligible Purchase Order.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment of the amount financed is not contingent on any obligation or contract and Borrower has fulfilled all its obligations to receive such payment as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual Purchase Order or an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower that have been disclosed to Bank in writing;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with laws. Borrower and each Subsidiary has timely filed all required material tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days		Yes No
Annual financial statement (CPA Audited)	FYE within 150 days		Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC		Yes No
Board approved financial projections	On or prior to 12/31		Yes No
A/R and A/P Aging, inventory report, Deferred Revenue Report, report of purchase orders	Monthly within 30 days		Yes No
Borrowing Base Certificate	Monthly within 30 days when not on Streamline, Bi-monthly within 15 days when on Streamline		Yes No

Financial Covenant	Required	Actual	Complies

Liquidity Ratio	1.25 to 1.00	to 1.00	Yes No

Net Cash Calculation under the Revolving Line of Credit
Cash at Bank as of period ending	$

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ACTIVE POWER, INC.	AGENT USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

EXHIBIT C

[To be provided by Bank]

EXHIBIT D

BORROWING BASE CERTIFICATE

[to be provided by Bank]